Exhibit 99.2
Q4 FY10 Question & Answer
June 24, 2010
Note: Year-ago results include the benefit of an extra week.
1.	What were some examples of brands in the Consumer Foods segment posting sales growth, on a comparable 13-week basis, for the quarter?

- Banquet	- La Choy	- Ro*Tel
- Chef Boyardee	- Libby’s	- Rosarita
- DAVID	- Lightlife	- Slim Jim
- Healthy Choice	- PAM	- Snack Pack
- Hebrew National	- Peter Pan	- Van Camp’s
- Hunt’s	- Reddi-wip	- Wolf
Sales for Marie Callender’s were in line with year-ago amounts on a comparable 13-week basis.
2.	What were some examples of brands in the Consumer Foods segment posting sales declines, on a comparable 13-week basis, for the quarter?

- ACT II	- Manwich
- Andy Capp’s	- Orville Redenbacher’s
- Blue Bonnet	- Parkay
- Crunch ‘n Munch	- Swiss Miss
- Egg Beaters	- Wesson
- Kid Cuisine
3.	What were unit volume changes, on a comparable 13-week basis, for the quarter in the Consumer Foods and Commercial Foods segments?
Consumer Foods volume was up 3%
Commercial Foods volume was up 2%
4.	How much was total depreciation and amortization from continuing operations for the quarter?
Approximately $86 million (versus approximately $79 million in Q4 FY09)
5.	How much was total depreciation and amortization from continuing operations for the full fiscal year?
Approximately $327 million (versus approximately $308 million in FY09)

6.	How much were capital expenditures from continuing operations for the quarter?

Approximately $123 million (versus approximately $117 million in Q4 FY09)

7.	How much were capital expenditures from continuing operations for the full fiscal year?

Approximately $483 million (versus approximately $430 million in FY09)

8.	What was the net interest expense for the quarter?

Approximately $39 million (versus approximately $51 million in Q4 FY09)

9.	What was the net interest expense for the full fiscal year?

Approximately $160 million (versus approximately $186 million in FY09)

10.	What was corporate expense for the quarter?

Approximately $124 million for the quarter (versus approximately $116 million in Q4 FY09). Current-quarter amounts include approximately $14 million of transaction-related costs associated with securing federal tax benefits related to the Delhi, La. sweet potato project. These benefits will be recognized by the company in future years. Current-quarter amounts also include approximately $4 million of expense related to restructuring activities. Prior-year amounts include net $12 million of unallocated expense related to commodity hedging and debt retirement charges. Excluding these amounts, current-quarter Corporate expense was $106 million, compared with $104 million for the same period a year ago.

11.	How much did the company pay in dividends during the quarter?

Approximately $89 million (versus approximately $85 million in Q4 FY09), reflecting a dividend increase earlier in fiscal 2010.

12.	How much did the company pay in dividends for the full fiscal year?

Approximately $347 million

13.	What was the weighted average number of diluted shares outstanding for the quarter and full fiscal year (rounded)?

Approximately 449 million shares for the quarter; approximately 447 million shares for the full fiscal year

14.	Did the company repurchase any shares during the quarter?

Yes, the company repurchased approximately 4 million shares of common stock during the quarter at a total cost of approximately $100 million. The company has $400 million remaining under the $500 million share repurchase authorization communicated earlier this year.

15.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = segment gross profit* divided by net sales

Gross margin = $736/$3,063 = 24%

Operating margin = segment operating profit** divided by net sales

Operating margin = $338/$3,063 = 11%

*	Gross profit = net sales – costs of goods sold ($3,063 – $2,327 = $736)

**	See fourth-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $175/$3,063 = 6%.
16.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

	Q4 FY10	Q4 FY09
Total debt*	$3,487	$3,483
Less: Cash on hand	$953	$243

Net debt total	$2,534	$3,240

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.
17.	What is the net debt to total capital ratio at quarter end?

34% currently and 41% a year ago

This ratio is defined as net debt divided by the sum of net debt plus shareholder equity. See question #16 for the components of net debt.

18.	What was the effective tax rate for the quarter?

The effective tax rate for continuing operations for the quarter was approximately 32%, which was lower than planned due to favorable changes in estimates and settlements, offset in part by unfavorable tax consequences resulting from recently enacted healthcare legislation. The net benefit from this lower rate is cited as an item impacting comparability.

19.	What is the projected tax rate for FY11?

The company expects the tax rate to be in the range of 34%, excluding items impacting comparability. The company acknowledges that the quarterly rates may be different from this, given the timing of certain matters, but that the overall rate is expected to approximate 34%.

20.	What are the projected capital expenditures for FY11?

Total capital expenditures for fiscal 2011 are expected to be approximately $525 million, which will be partly offset by insurance proceeds related to the Slim Jim matters.

21.	What is the expected net interest expense for FY11?

Net interest expense is expected to be approximately $150 million, including interest income from notes payable to ConAgra Foods resulting from the Trading & Merchandising divestiture.

22.	What is the current presentation of the quarterly segment sales and operating profits for fiscal years 2010 and 2009, given the reclassification of the Gilroy Foods & Flavors operations to discontinued operations?
ConAgra Foods, Inc.
Segment Operating Results
(In millions)

	Fiscal 2009					Fiscal 2010
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
SALES
Consumer Foods	$1,849.3	$2,017.0	$1,990.8	$2,121.5	$7,978.6	$1,860.1	$2,078.1	$2,034.4	$2,029.3	$8,001.9
Commercial Foods	1,128.7	1,151.9	1,064.1	1,102.8	4,447.5	1,026.2	1,022.0	996.1	1,033.2	4,077.5

Total	2,978.0	3,168.9	3,054.9	3,224.3	12,426.1	2,886.3	3,100.1	3,030.5	3,062.5	12,079.4
OPERATING PROFIT
Consumer Foods	186.3	251.0	244.6	267.5	949.4	249.9	330.0	306.3	226.4	1,112.6
Commercial Foods	114.9	144.1	132.4	151.2	542.6	134.1	151.0	142.5	111.4	539.0

Total operating profit for segments	301.2	395.1	377.0	418.7	1,492.0	384.0	481.0	448.8	337.8	1,651.6

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings

Items excluded from segment operating profit:
General corporate expense	(96.2)	(109.2)	(71.8)	(116.4)	(393.6)	(99.7)	(94.5)	(88.4)	(123.8)	(406.4)
Interest expense, net	(50.1)	(42.7)	(41.9)	(51.3)	(186.0)	(41.4)	(40.5)	(39.7)	(38.8)	(160.4)

Income from continuing operations before income taxes and equity method investment earnings	$154.9	$243.2	$263.3	$251.0	$912.4	$242.9	$346.0	$320.7	$175.2	$1,084.8

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

23.	What is the current presentation of the quarterly income statement for fiscal years 2010 and 2009, given the reclassification of the Gilroy Foods & Flavors operations to discontinued operations?
ConAgra Foods, Inc.
Income Statement for Fiscal 2010 and 2009
(In millions)

	Fiscal 2009					Fiscal 2010
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Net sales	$2,978.0	$3,168.9	$3,054.9	$3,224.3	$12,426.1	$2,886.3	$3,100.1	$3,030.5	$3,062.5	$12,079.4

Costs and expenses:
Cost of goods sold	2,403.8	2,498.1	2,329.0	2,413.2	9,644.1	2,180.1	2,257.5	2,251.9	2,324.7	9,014.2
SG&A expenses	369.2	384.9	420.7	508.8	1,683.6	421.9	456.1	418.2	523.8	1,820.0
Interest expense, net	50.1	42.7	41.9	51.3	186.0	41.4	40.5	39.7	38.8	160.4
Income from continuing operations before income taxes and equity method investment earnings	154.9	243.2	263.3	251.0	912.4	242.9	346.0	320.7	175.2	1,084.8
Income tax expense	59.1	80.1	88.4	91.0	318.6	88.8	114.1	102.6	56.6	362.1
Equity method investment earnings	0.9	1.9	11.1	10.1	24.0	8.9	5.9	2.9	4.4	22.1

Income from continuing operations	96.7	165.0	186.0	170.1	617.8	163.0	237.8	221.0	123.0	744.8
Income from discontinued operations, net of tax	345.7	3.5	7.2	4.8	361.2	2.2	1.4	7.7	(32.8)	(21.5)

Net income	442.4	168.5	193.2	174.9	979.0	165.2	239.2	228.7	90.2	723.3
Less noncontrolling interests	—	0.4	—	0.2	0.6	(0.7)	(0.5)	(0.9)	(0.4)	(2.5)
Net income attributable to CAG	$442.4	$168.1	$193.2	$174.7	$978.4	$165.9	$239.7	$229.6	$90.6	$725.8

Note on Forward-looking Statements:
This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things: availability and prices of raw materials; the impact of the accident at the Garner, N.C., manufacturing facility, including the ultimate costs incurred and the amounts received under insurance policies; product pricing; future economic circumstances; industry conditions; the company’s ability to execute its operating plans; the success of the company’s innovation, marketing, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of the company’s recalls; access to capital; actions of governments and regulatory factors affecting the company’s businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of the company’s common stock, if any; the ability to successfully complete the sale of the Gilroy Foods & Flavors dehydrated and vegetable products business and the acquisition of American Pie, LLC; an increase or decrease in the expected impairment charge required in connection with the sale of the Gilroy Foods & Flavors dehydrated and vegetable products business; and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.